Exhibit 3.3

CERTIFICATE OF CHANGE

OF

AIRCRAFT PARTS CORPORATION

UNDER SECTION 805-A OF THE BUSINESS CORPORATION LAW

GE AIRCRAFT ENGINES

ONE NEUMANN WAY

CINCINNATI, OH 45215

CERTIFICATE OF CHANGE

OF

Aircraft Parts Corporation

UNDER SECTION 805-A OF THE BUSINESS CORPORATION LAW

1. The name of the corporation is Aircraft Parts Corporation. It was incorporated under the name Aircraft Parts Corporation.

2. The Certificate of Incorporation of said corporation was filed by the Department of State on the 20th day of September, 1960.

3. The following was authorized by the Board of Directors:

To change the post office address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served on him to: c/o C T Corporation System, 111 Eighth Avenue, New York, N.Y. 10011.

To designate C T CORPORATION SYSTEM, 111 Eighth Avenue, New York, N.Y. 10011 as its registered agent in New York upon whom all process against the corporation may be served.

/s/ James L. Winget
James L. Winget, Secretary
Aircraft Parts Corporation